UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

June 11, 2008
(June 10, 2008)
Date of report
(Date of earliest event reported)

UNITED FUEL & ENERGY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-68008	91-2037688
(Commission File Number)	(IRS Employer Identification No.)

405 N. Marienfeld, 3rd Floor, Midland, Texas	79701
(Address of Principal Executive Offices)	(Zip Code)

(432) 571-8000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a) and (b)
Charles McArthur resigned as President, Chief Executive Officer, and a director of United Fuel & Energy Corporation effective June 10, 2008. In addition, Mr. McArthur has withdrawn his name from consideration for election to United Fuel’s board of directors at the upcoming annual meeting of stockholders scheduled on June 18, 2008. Mr. McArthur’s decision to resign was not the result of any disagreement between Mr. McArthur and United Fuel.

(c)
Our Board of Directors appointed Frank P. Greinke to serve as the new President and Chief Executive Officer effective immediately. Mr. Greinke, age 53, has been the Chairman of our Board of Directors since October 5, 2007. The appointment of Mr. Greinke to our Board and his election as Chairman of the Board was a condition to the completion of our acquisition of Cardlock Fuels System, Inc. Mr. Greinke is currently, and has been for at least the past five years, the indirect sole owner and chief executive officer of Southern Counties Oil Co., a petroleum distributor. He served as a member of the board of directors of Pacific Ethanol, Inc. until October 17, 2006. Mr. Greinke is a member of the Executive Committee of the Society of Independent Gasoline Marketers of America, a former Chairman of the Southern California Chapter of the Young Presidents Organization, and serves on the board of directors of The Bank of Hemet and on the advisory board of Solis Capital Partners, Inc. He is a member of the Dean’s Advisory Board of the College of Business and Economics at California State University, Fullerton, and Chapman University’s President’s Cabinet. At Mr. Greinke’s request, we will pay Mr. Greinke a salary of $1 per year for his services as our Chairman of the Board, President and Chief Executive Officer.

The text of our press release announcing Mr. McArthur’s resignation is set forth as Exhibit 99.1 to this Report and is incorporated by reference to this Item.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

Exhibit 99.1	Press Release dated June 11, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED FUEL & ENERGY CORPORATION

Date: June 11, 2007	By:	/s/ Lyndon James
Lyndon James
Interim Chief Executive Officer and Vice President